SUBSIDIARIES OF THE COMPANY
                       AS OF DECEMBER 31, 1996

     1. MID ATLANTIC MEDICAL SERVICES, INC. ("MAMSI"): MAMSI, a Delaware corporation, is the holding company for the subsidiaries listed below.

     2. ALLIANCE PPO, INC. ("Alliance"): Owned 100 percent by MAMSI (1). Alliance, a Maryland corporation, provides a delivery network of physicians (called a preferred provider organization or "PPO") to employers and insurance companies in association with various health plans.

     3. MAMSI INSURANCE AGENCY OF THE CAROLINAS, INC. ("MIACI"): Owned 100 percent by Alliance (2). MIACI, a North Carolina Corporation, contracts with marketing representatives to sell MAMSI products in North Carolina and South Carolina.

     4. MAMSI LIFE AND HEALTH INSURANCE COMPANY ("MAMSI Life"): Owned 100 percent by MAMSI(1). MAMSI Life, a Maryland corporation, develops and markets indemnity health products in addition to life, accidental death and disability insurance.

     5. MD-INDIVIDUAL PRACTICE ASSOCIATION, INC. (M.D. IPA"): Owned 77 percent by PHYSICIANS HEALTH PLAN OF MARYLAND, INC. (11) and 23 percent by MAMSI (1). M.D. IPA, a Maryland corporation, is a health maintenance organization ("HMO") providing health care coverage for its members.

     6. MD-IPA SURGICENTER, INC. ("Surgicenter"): Owned 100 percent by M.D. IPA (5). Surgicenter, a Maryland corporation, is a general partner in a partnership that in turn is the general partner in a limited partnership that operates a surgery center.

     7. MID ATLANTIC PSYCHIATRIC SERVICES, INC. ("MAPSI"): Owned 100 percent by MAMSI (1). MAPSI, a Maryland corporation, provides psychiatric services to third party payors or self-insured employer groups.

     8.  NATIONAL MANAGED CARE, INC. ("NMCI"):  owned 78 percent by MAMSI
     (1). NMCI, a Delaware corporation, markets health care services with individual practice association ("IPA") model HMOs throughout the U.S.

     9. OPTIMUM CHOICE, INC. ("OCI"): Owned 100 percent by MAMSI (1). OCI, a Maryland corporation, is an HMO providing health care coverage for its members.

     10. OPTIMUM CHOICE OF THE CAROLINAS, INC. ("OCCI"): Owned 100 percent by MAMSI (1). OCCI, a North Carolina corporation, is an HMO providing health care coverage to members who are in North Carolina and South Carolina.

     11. PHYSICIANS HEALTH PLAN OF MARYLAND, INC. ("PHP-MD"): Owned 100 percent by MAMSI (1). PHP-MD, a Maryland corporation, is an IPA that provides health care services to certain of MAMSI's HMOs.

     12. HOMECALL, INC. ("HomeCall"): Owned 100 percent by MAMSI (1). HomeCall, a Maryland corporation, provides in-home medical care including skilled nursing and therapy to MAMSI'S HMO members and other payors.


     13. HOMECALL PHARMACEUTICAL SERVICES, INC. ("HPS"): Owned 100 percent by MAMSI (1). HPS, a Maryland corporation, providing infusion services to MAMSI's HMO members and other payors.

     14. FIRSTCALL, INC. ("FirstCall"): Owned 100 percent by HomeCall (12) and a Maryland corporation.

     15. HOMECALL HOSPICE SERVICES, INC. ("Hospice"): Owned 100 percent by MAMSI (1). Hospice, a Maryland corporation, that provides services to the terminally ill.

     16. OPTIMUM CHOICE, INC. OF PENNSYLVANIA ("OCIPA"): Owned 100 percent by MAMSI (1). OCIPA, a Pennsylvania corporation, is an HMO providing health care coverage to members in Pennsylvania.

     17. MAMSI INSURANCE RESOURCES, INC. ("MIRI"): Owned 100 percent by Alliance (2). MIRI, a Maryland corporation, provides marketing personnel.